SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 10, 2006
EPIX Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On November 10, 2006, EPIX Pharmaceuticals, Inc. (the “Company”) entered into a release agreement with Silvia Noiman, Senior Vice President of Pipeline Management, General Manager Israel, setting forth the terms of Ms. Noiman’s resignation with the Company. Pursuant to the terms of the release agreement, upon Ms. Noiman’s termination of employment and execution of a general release, she will be entitled to a lump sum severance payment in the aggregate amount of NIS 411,626 (approximately $53,000), in addition to certain Israeli employment insurance payments. The release agreement also provides, among other things, for the acceleration of unvested options to purchase up to 254,688 shares of common stock, at exercise prices ranging from $0.98 to $3.62 per share, that were granted to Ms. Noiman pursuant to the Predix 2003 Stock Incentive Plan. Certain proprietary information, non-compete, non-solicit and other terms of the Employee Agreement between the Company and Silvia Noiman, dated October 31, 2000, shall survive the termination of Ms. Noiman’s employment in accordance with their terms.
     The above description of the release agreement is a summary and is qualified in its entirety by reference to the release agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:
10.1	Release Agreement, dated November 10, 2006, by and between EPIX Pharmaceuticals, Inc. and Silvia Noiman.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
November 13, 2006	By:	/s/ Kim C. Drapkin
Kim C. Drapkin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Release Agreement, dated November 10, 2006, by and between EPIX Pharmaceuticals, Inc. and Silvia Noiman.